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                                 Exhibit 3(a)(7)
                                 ---------------


                   Certificate of Amendment to the Articles of
              Incorporation of R. G. Barry Corporation Authorizing
             Series I Junior Participating Class A Preferred Shares
                 (as filed with the Ohio Secretary of State on
                                 March 10, 1998)

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[SECRETARY OF STATE OF OHIO SEAL]

Prescribed by
BOB TAFT, Secretary of State
30 East Broad Street, 14th Floor
Columbus, Ohio  43266-0418
Form C-107 (January 1991)

--------------------------------------------------------------------------------

Charter No. ___________________

Approved _____________________

Date __________________________

Fee

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                            CERTIFICATE OF AMENDMENT
                                 BY DIRECTORS OF


                             R. G. Barry Corporation
--------------------------------------------------------------------------------
                              (Name of Corporation)

Gordon Zacks        , who is:
--------------------

[ ] Chairman of the Board     [X] President  [ ] Vice President (check one)

and

Richard L. Burrell  , who is: [X] Secretary  [ ] Assistant Secretary (Check One)
--------------------

of the above named Ohio corporation for profit do hereby certify that:

[X] a meeting of the Board of Directors was called and held on the 19th day
                                                                   ----
    of February,  1998,
       --------     --

[ ] in a writing signed by all the Directors pursuant to Section 1701.54 of the Ohio Revised Code;

the following resolution was adopted pursuant to Section 1701.70(B)(1)(insert the proper paragraph number) of the Ohio Revised Code:

                  SEE THE RESOLUTION WHICH IS SET FORTH IN EXHIBIT A, WHICH ACCOMPANIES THIS CERTIFICATE AND IS INCORPORATED HEREIN BY THIS REFERENCE.



         IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the corporation, have hereto subscribed their names this 10th day of March,
                                                            ----        -----
1998.
  --

                                           By /s/ Gordon Zacks
                                              ----------------------------------
                                              Gordon Zacks (Chairman, President)

                                           By /s/ Richard L. Burrell
                                              ----------------------------------
                                              Richard L. Burrell, (Secretary)

NOTE: Ohio law does not permit one officer to sign in two capacities. Two separate signatures are required, even if this necessitates the election of a second officer before the filing can be made.

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                                    EXHIBIT A




         RESOLVED, that pursuant to the authority vested in the Board of Directors by Article FOURTH, Section II of the Articles of Incorporation of R.
G. Barry Corporation (the "Company"), Article FOURTH of the Articles of Incorporation of the Company be, and the same hereby is, amended to add a new Article FOURTH, Section IX to fix the division of 225,000 shares of unissued Class A Preferred Shares, par value $1.00 per share, into a series designated as "Series I Junior Participating Class A Preferred Shares" the express terms of which are as follows:

         A. Designation of Series. The series shall be designated "Series I Junior Participating Class A Preferred Shares," par value $1.00 per share (hereinafter called "Series I Class A Preferred Shares").

         B. Number of Shares. The authorized number of shares of Series I Class A Preferred Shares is 225,000, which number the Board of Directors may increase or decrease to the extent appropriate in connection with the Rights issued pursuant to the Rights Agreement between the Company and The Bank of New York, as Rights Agent, dated as of February 19, 1998; provided, that no decrease shall reduce the number of Series I Class A Preferred Shares to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

         C. Dividend Payment Dates. The dates on which dividends on shares of the Series I Class A Preferred Shares shall be payable are the fifteenth day of March, June, September and December of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series I Class A Preferred Shares.

         D. Dividend Rate. The dividend rate for the Series I Class A Preferred Shares shall be, subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares (by reclassification or otherwise)), declared on the Common Shares, par value

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$1.00 per share, of the Company since the immediately preceding Quarterly
Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series I Class A Preferred Shares. In the event the Company shall at any time after February 19, 1998 (the "Rights Dividend Declaration Date") (i) declare or pay any dividend on its Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smallest number of shares, then in each such case, the amount to which holders of shares of Series I Class A Preferred Shares were entitled immediately prior to such event under this Paragraph shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         Subject to the prior and superior rights of the holders of any preferred shares ranking prior and superior to the Series I Class A Preferred Shares with respect to dividends, the Company shall declare a dividend or distribution on the Series I Class A Preferred Shares as provided in the immediately preceding subparagraph after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.50 per share on the Series I Class A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         E. Cumulative Dates. Dividends shall begin to accrue and be cumulative on outstanding shares of Series I Class A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series I Class A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series I Class A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest.

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Dividends paid on the shares of Series I Class A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series I Class A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

         F. Voting Rights. The holders of shares of Series I Class A Preferred Shares shall have the voting rights set forth in Article FOURTH of the Articles of Incorporation and as may otherwise be required by law.

         G. Reacquired Shares. Any Series I Class A Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Class A Preferred Shares and may be reissued as part of a new series of Class A Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         H. Liquidation, Dissolution or Winding Up.

              (1) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series I Class A Preferred Shares unless, prior thereto, the holders of shares of Series I Class A Preferred Shares shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series I Class A Liquidation Preference"). Following the payment of the full amount of the Series I Class A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series I Class A Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series I Class A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph 3 below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii), the "Adjustment Number"). Following the payment of the

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full amount of the Series I Class A Liquidation Preference and the Common
Adjustment in respect of all outstanding shares of Series I Class A Preferred Shares and Common Shares, respectively, holders of Series I Class A Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series I Class A Preferred Shares and Common Shares, on a per share basis, respectively.

              (2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series I Class A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series I Class A Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Shares.

              (3) In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         I. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series I Class A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii)

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subdivide the outstanding Common Shares, or (iii) combine the outstanding Common
Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series I Class A Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         J. No Redemption. The Series I Class A Preferred Shares shall not be redeemable.

         K. Ranking. The Series I Class A Preferred Shares shall rank junior to all other series of the Company's Class A or Class B Preferred Shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         L. Amendment. So long as any Series I Class A Preferred Shares are outstanding, the Articles of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series I Class A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series I Class A Preferred Shares, voting separately as a class.

         M. Fractional Shares. Series I Class A Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series I Class A Preferred Shares.

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